                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement               [ ] Confidential, for Use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       GENAISSANCE PHARMACEUTICALS, INC.
      -------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      -------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                       GENAISSANCE PHARMACEUTICALS, INC.

                FIVE SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511
                                 (203) 773-1450

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The annual meeting of the stockholders of Genaissance
Pharmaceuticals, Inc., a Delaware corporation, will be held at the Omni Hotel, 155 Temple Street, New Haven, Connecticut at 10:00 a.m. on Tuesday, May 22, 2001, for the following purposes:

    1. To elect two Class I directors to serve until the 2004 Annual Meeting of Stockholders;

    2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on April 9, 2001 will be entitled to vote at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,

                                          Kevin Rakin
                                          SECRETARY

April 26, 2001

                       GENAISSANCE PHARMACEUTICALS, INC.

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                  MAY 22, 2001

                            ------------------------

    Our board of directors is soliciting your proxy with the enclosed proxy card for use at the 2001 Annual Meeting of Stockholders to be held at the Omni Hotel, 155 Temple Street, New Haven, Connecticut 06510 at 10:00 a.m. on Tuesday,
May 22, 2001, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 26, 2001.

GENERAL INFORMATION ABOUT VOTING

    WHO CAN VOTE. You will be entitled to vote your shares of our common stock at the annual meeting if you were a stockholder of record at the close of business on April 9, 2001. As of that date, 22,755,327 shares of common stock were outstanding. You are entitled to one vote for each share of common stock that you held at that date.

    HOW TO VOTE YOUR SHARES. You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card. The proxies named in the enclosed proxy card (Kevin Rakin and Jean Bernardi) will vote your shares as you have instructed. If you do not indicate how you wish your shares voted, the proxies will vote your shares to elect the two Class I directors nominated by the board of directors.

    HOW YOU MAY REVOKE YOUR PROXY. You may revoke the authority granted by your executed proxy at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

    QUORUM. A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business.

    ABSTENTIONS AND BROKER NON-VOTES. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals are called "broker non-votes."

SHARE OWNERSHIP

    The following table and footnotes set forth certain information regarding the beneficial ownership of the common stock as of March 31, 2001 by
(i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) the Chief Executive Officer and each of the other executive officers other than the Chief Executive Officer, (iii) our directors and nominees for election as a director and (iv) all our current executive officers and directors as a group:

                                                              NUMBER OF SHARES OF COMMON      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       STOCK BENEFICIALLY OWNED     SHARES OUTSTANDING
----------------------------------------                      ---------------------------   ------------------
International BM Biomedicine Holdings, Inc. (2) ............           1,737,509                    7.7%
  House of Commerce
  Aeschenplatz 7
  P.O. Box 136
  CH 4010 Basel, Switzerland
Connecticut Innovations, Incorporated (3) ..................           1,507,398                    6.6%
  999 West Street
  Rocky Hill, CT 06067
Sofinov Societe Financiere D'Innovation Inc. (4) ...........           1,204,090                    5.3%
  1981 McGill College Avenue
  Montreal, Quebec, Canada
Morgan Stanley Dean Witter & Co. (5) .......................           1,294,300                    5.7%
  1585 Broadway
  New York, NY 10036
Gualberto Ruano, M.D., Ph.D. (6)............................             738,332                    3.2%
Kevin Rakin (7).............................................             743,632                    3.3%
Gerald F. Vovis, Ph.D. (8)..................................              78,250                      *
Richard S. Judson, Ph.D.(9).................................              43,750                      *
Kenneth Kashkin, M.D. (10)..................................              40,415                      *
Jurgen Drews, M.D. (11).....................................               8,500                      *
Michael Lytton..............................................                  --                      *
Harry H. Penner, Jr. (12)...................................              23,000                      *
Seth Rudnick, M.D. (13).....................................             613,606                    2.7%
Christopher Wright (14).....................................           1,060,583                    4.7%
All executive officers and directors as a group (10 persons)           3,350,069                   16.5%
  (15)......................................................

------------------------------

*   Indicates less than 1%.

(1) Unless otherwise indicated, the address of each shareholder is Genaissance Pharmaceuticals, Inc., Five Science Park, New Haven, Connecticut 06511.

(2) Includes 5,455 shares of common stock issuable upon exercise of a warrant currently exercisable. Dr. Felix Ehrat and Gaudenz Staehlein, as President and Vice President of International BM Biomedicine Holdings, Inc., respectively, jointly have authority to vote such shares.

(3) The finance committee of the board of directors has the authority to vote such shares.

(4) Based on the Schedule 13G filed with the SEC for the year ended
    December 31, 2000. Sofinov is a wholly owned subsidiary of the Caisse de depot et placement du Quebec, whose corporate secretary has the authority to vote such shares in accordance with applicable government regulations.

(5) Based on the Schedule 13G filed with the SEC for the year ended December 31, 2000.

(6) Includes 158,332 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(7) Includes 5,000 shares owned by Mr. Rakin's wife and 40,300 shares owned by The Alison N. Hoffman and Kevin L. Rakin Irrevocable Trust, two trusts for the benefit of certain members of Mr. Rakin's family and of which Lloyd Hoffman, Mr. Rakin's brother-in-law, is the sole trustee with sole authority to vote such shares. Also includes 158,332 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(8) Includes 70,000 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(9) Includes 38,750 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(10) Includes 19,582 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(11) Include 7,500 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(12) Includes 18,000 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001.

(13) Includes 3,000 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2001 and 596,970 shares owned by Canaan Partners. Dr. Rudnick is a venture partner of Canaan Partners and has voting and investment control over the shares owned by that entity. Dr. Rudnick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(14) Consists of 3,000 shares of common stock issuable upon exercise of options and 1,054,311 shares of common stock owned by DrKB Life Science Partners, L.P. and 3,272 shares of common stock issuable upon exercise of a warrant held by DrKB Life Science Partners, L.P. Mr. Wright is an executive officer of Dresdner Kleinwort Capital, whose affiliate acts as the general partner of DrKB Life Science Partners, L.P. Mr. Wright has voting and investment control over the shares owned by this entity. Mr. Wright disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(15) See footnotes (6)-(14). Includes 479,769 shares of common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of March 31, 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Our executive officers and directors and persons who own beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the Securities and Exchange Commission. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us, we believe that during 2000 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, subject to the following:
Dr. Vovis exercised an option to purchase 6,250 shares of common stock on November 21, 2000, which should have been reported on a Form 4 by December 10, 2000. He reported this exercise on a Form 5 on February 14, 2001.

ITEM 1  ELECTION OF DIRECTORS

    The board has fixed the number of directors at seven for the coming year. Under our charter, the board is divided into three classes, with each class having as nearly equal number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2001 Annual Meeting, two Class I Directors will be elected to hold office for three years until their successors are elected and qualified. The board has nominated Harry H. Penner, Jr. and Michael Lytton for election as Class I Directors at the upcoming annual meeting. Each has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors. We do not presently expect that any of the nominees will be unavailable.

VOTES REQUIRED

    Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

    The following table contains certain information about the nominees for Class I Director and current directors whose term of office will continue after the annual meeting. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly owned as of March 31, 2001, appears above under "Share Ownership."

                                                     BUSINESS EXPERIENCE DURING PAST FIVE YEARS            DIRECTOR
NAME AND AGE                                                  AND OTHER DIRECTORSHIPS                       SINCE
------------                                ------------------------------------------------------------   --------
                                                           NOMINEES FOR CLASS I DIRECTORS
                                                           (PRESENT TERM EXPIRES IN 2001)

Harry H. Penner, Jr ......................  Mr. Penner has been the President and Chief Executive            1998
Age: 55                                     Officer of Neurogen Corporation, a neuropharmaceutical
                                            company, since 1993. Prior to this, Mr. Penner served as
                                            President of Novo Nordisk of North America, Inc. and
                                            Executive Vice President of Novo Nordisk A/S. Mr. Penner is
                                            Co-Chairman of Connecticut United for Research Excellence
                                            (CURE), Connecticut's Bioscience Cluster and Vice Chairman
                                            of the Board of Governors of Higher Education in
                                            Connecticut. Mr. Penner holds a J.D. from Fordham
                                            University, a L.L.M. from New York University and a B.A.
                                            from the University of Virginia. He also serves on the
                                            boards of Avant Immunotherapeutics, Inc., Packard
                                            BioScience Company and PRA International, Inc.

Michael Lytton ...........................  Mr. Lytton has been a General Partner of Oxford Bioscience       2001
Age: 43                                     Partners, a venture capital firm, since March 2001. From
                                            1993 to 2001, Mr. Lytton was a partner of Palmer & Dodge
                                            LLP, where he also served as Chairman of the Technology
                                            Group and a member of the Executive Committee. Mr. Lytton is a member of the Research and Technology Development
                                            Committees of the Beth Israel Deaconess Medical Center and
                                            the Center for Blood Research (Harvard Medical School), as
                                            well as the Translational Research Subcommittee of the
                                            Brigham and Women's Hospital. He received a J.D. degree from
                                            Harvard Law School and an M.Sc. in Epidemiology and Medical
                                            Statistics from the London School of Hygiene and Tropical
                                            Medicine, and an A.B. from Princeton University. He also
                                            serves on the boards of Acambis plc, Graffinity
                                            Pharmaceutical Design GmbH and Psychiatric Genomics, Inc.

                                                     BUSINESS EXPERIENCE DURING PAST FIVE YEARS            DIRECTOR
NAME AND AGE                                                  AND OTHER DIRECTORSHIPS                       SINCE
------------                                ------------------------------------------------------------   --------
                                                   CLASS II DIRECTORS (PRESENT TERM EXPIRES 2002)

Jurgen Drews, M.D. .......................  Dr. Drews has served as Chairman of the board of directors       1998
Age: 67                                     since August 1999 and a Director since August 1998. As of
                                            January 2001, Dr. Drews is a Partner of Bear Stearns Health
                                            Innoventure Fund LLC, a company that manages capital
                                            investments in the health care industry. In 1998, Dr. Drews cofounded International Biomedicine Management
                                            Partners, Inc., a venture capital company of which he is a partner and Chairman of the board. From 1985 to 1997,
                                            Dr. Drews served as President of Global Research and
                                            Development at Hoffmann-LaRoche Inc., a pharmaceutical
                                            company, and also served as a member of the Corporate
                                            Executive Committee of the Roche Group. He holds a M.D. in internal medicine from the Free University of Berlin. He
                                            serves on the boards of Exelixis Pharmaceuticals; GPC
                                            Biotech AG; Human Genome Sciences, Inc.; MorphoSys GmbH;
                                            and Protein Design Labs, Inc.

Kevin Rakin ..............................  Mr. Rakin cofounded Genaissance and served as Executive Vice     1997
Age: 40                                     President, Chief Financial Officer and Director since 1997 and as of October 2000 has also been our President. Prior to
                                            1998, Mr. Rakin was also a Principal at the Stevenson Group, a consulting firm, where he provided financial and strategic planning services to high-growth technology companies and
                                            venture capital firms. Prior to this, Mr. Rakin was a
                                            manager with Ernst & Young's entrepreneurial services group.
                                            Mr. Rakin holds a B.S. in business and a M.S. degree in
                                            finance from the University of Cape Town and a M.B.A. from
                                            Columbia University. He is a chartered accountant. He serves on the board of Connecticut United for Research Excellence
                                            (CURE).

Christopher Wright .......................  Mr. Wright is the head of the Global Private Equity              1998
Age: 43                                     businesses of the Dresdner Bank Group, which manages
                                            approximately $4 billion in private equity investments
                                            worldwide. From 1995 to 2000, Mr. Wright served as Executive
                                            Vice President of Dresdner Kleinwort Benson. Mr. Wright
                                            holds a M.A. in philosophy and economics from Oxford
                                            University and a C. Diploma in accounting and finance. He
                                            serves on the boards of Roper Industries Inc. and several
                                            private companies, including Merifin Capital Group.

                                                     BUSINESS EXPERIENCE DURING PAST FIVE YEARS            DIRECTOR
NAME AND AGE                                                  AND OTHER DIRECTORSHIPS                       SINCE
------------                                ------------------------------------------------------------   --------
                                                  CLASS III DIRECTORS (PRESENT TERM EXPIRES 2003)

Gualberto Ruano, M.D., Ph.D. .............  Dr. Ruano cofounded Genaissance and has served as Chief          1997
Age: 41                                     Executive Officer and Director since 1997. Prior to founding
                                            Genaissance, Dr. Ruano was engaged in research at Yale
                                            University where he focused on haplotyping technologies for profiling genome diversity stemming from population and
                                            evolutionary genetics. Dr. Ruano holds a B.A. degree in
                                            biophysics from The Johns Hopkins University and a M.D. and a Ph.D. in population genetics from Yale University, where he was a fellow of the Medical Scientist Training Program
                                            and the Ford Foundation. He serves on the board of the
                                            Connecticut Technology Council.

Seth Rudnick, M.D. .......................  Dr. Rudnick is a general partner at Canaan Equity Partners,      2000
Age: 52                                     a venture capital firm he joined as a venture partner in
                                            1998. Dr. Rudnick is also a clinical professor of medicine at the University of North Carolina at Chapel Hill. From
                                            1991 until 1997, he served as Chief Executive Officer of
                                            CytoTherapeutics, Incorporated, a company engaged in the
                                            development of cell and gene based therapeutics and he
                                            served as its Chairman of the Board from 1993 until 1998.
                                            Dr. Rudnick received a M.D. from the University of Virginia and a B.A. from the University of Pennsylvania. He also
                                            serves on the boards of Esperion Therapeutics, Inc., NaPro
                                            BioTherapeutics, Inc. and OraPharma, Inc.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors held 9 meetings during 2000. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served, except for Dr. Rudnick who attended 69% of the meetings and Dr. Ryser who attended 55% of the meetings.

    Our board has a standing Audit Committee that evaluates our independent auditors, reviews our audited financial statements, accounting processes and reporting systems and discusses the adequacy of our internal financial controls with our management and our auditors. The Audit Committee also assists the board with the selection of our independent auditors. The members of the Audit Committee are Harry H. Penner, Jr., Christopher Wright and Dr. Laur (our director until March 2001) and Michael Lytton (as of March 21, 2001), each of whom is independent as defined by applicable Nasdaq National Market standards governing the qualifications of Audit Committee members. The Audit Committee held 3 meetings during fiscal 2000. The Audit Committee operates under a written charter adopted by the board on April 18, 2000, a copy of which is included as Appendix A to this proxy statement. See "Report of the Audit Committee" in this proxy statement.

    Our board also has a standing Compensation committee that is responsible for establishing cash compensation policies with respect to our executive officers, employees, directors and consultants. The members of the Compensation committee are Dr. Drews, Dr. Rudnick and Mr. Wright. The Compensation committee held 4 meetings during fiscal 2000. We do not have a nominating committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In August 1998, we made a loan in the amount of $325,000 to Dr. Ruano, our Chief Executive Officer. Dr. Ruano incurred the loan in connection with the exercise of an option to buy 260,000 shares of our common stock. The loan is represented by a promissory note and secured by a pledge of the stock purchased with the loan proceeds. It accrued interest at the rate of six percent per year, payment of which is forgiven as long as Dr. Ruano is our employee. During 1998, we recorded a reserve of $325,000 which has been offset against the note receivable. The entire unpaid principal amount of the loan and unforgiven accrued interest was formally forgiven upon the closing of our initial public offering.

    In June 1994, we entered into an agreement with Yale University to license a patent, the basis of which is technology Dr. Ruano invented. Under the terms of the original agreement, we were obligated to make certain payments to Yale University for the license and Yale University was obligated to pay Dr. Ruano a royalty based on a percentage of net income it received from the licensing of the patent. In August 1998, we amended the license agreement to provide that we would make the payments that Yale University is obligated to pay Dr. Ruano under the license agreement directly to Dr. Ruano and deduct the amount of these payments from the license fees we are obligated to pay to Yale University under the agreement. Pursuant to the terms of the amended license agreement, we have made payments to Dr. Ruano of approximately $35,000, $10,000 and $258,000 for 1998, 1999 and 2000, respectively.

    Dr. Rudnick, a member of our board of directors, is a general partner of Canaan Partners, which is the manager of Canaan Equity Partners II LLC, which is the general partner of two of our stockholders, Canaan Equity II, LP and Canaan Equity II, LP (QP) and is the manager of another stockholder, Canaan Equity II Entrepreneurs LLC. In February 2000, we sold an aggregate of 895,454 shares of our series B convertible preferred stock to these three stockholders at a price of $5.50 per share. Upon the closing of our initial public offering, these shares converted into 895,454 shares of our common stock.

    Mr. Wright, a member of our board of directors, is an executive officer at Dresdner Kleinwort Capital, whose affiliate acts as the general partner of our stockholder, DrKB Life Science Partners, L.P. In August 1998, we sold an affiliate of DrKB Life Science Partners, L.P. 297,450 shares of our series KBL nonvoting preferred convertible stock and 208,800 shares of our series A convertible preferred stock at a price of $4.00 per share. In November 1999, we issued to an affiliate of DrKB Life Science Partners, L.P. a warrant to purchase 3,272 shares of common stock at $5.50 per share. In February 2000, we sold an affiliate of DrKB Life Science Partners, L.P. 374,250 shares of our series B convertible preferred stock and 165,374 shares of series KBH nonvoting preferred stock at $5.50 per share. In addition, an affiliate of DrKB Life Science Partners, L.P. purchased an aggregate of 8,437 shares of our series A convertible preferred stock and series KBL nonvoting convertible preferred stock from a third party. These shares and the warrant were subsequently transferred to DrKB Life Science Partners, L.P. Upon the closing of our initial public offering, these shares, excluding the shares issuable upon exercise of the warrant, converted into 1,054,311 shares of our common stock.

    Pursuant to the terms of a stock purchase agreement between Dr. Ruano, Mr. Rakin and Dr. Kouri, one of our stockholders, Dr. Ruano and Mr. Rakin each were obligated to pay Dr. Kouri $160,000 upon the completion of our initial public offering. We issued a promissory note to each of Dr. Ruano and Mr. Rakin for $160,000, the proceeds of which were used to satisfy this obligation. The principal and interest due on these notes was forgiven at the end of 2000.

    We entered into agreements with Connecticut Innovations, Incorporated, one of our stockholders, to finance leasehold improvements and other costs associated with our facility expansion. In September 1998, we entered into a promissory note with Connecticut Innovations, Incorporated in the amount of $950,000 bearing interest at 6.5% per year. In December 1999 and June 2000, we obtained commitments from Connecticut Innovations, Incorporated to provide additional funding of $2,720,000 and $1,500,000, respectively, for the continued expansion of our facility. Through December 31, 2000, we borrowed approximately $4,804,000 under these agreements. Both the promissory note and the commitment provide for payments of interest only for the first two years with monthly payments of principal and interest thereafter. As of March 31, 2001, we have made payments of approximately $115,000 to Connecticut Innovations, Incorporated. Final payments are due in April 2007 and July 2008. The related leasehold improvements secure borrowings under the promissory note and the commitment.

    In August 2000, we made a loan in the amount of $240,000 to Dr. Kashkin, our Chief Medical Officer. Dr. Kashkin incurred the loan in connection with the exercise of an option to buy 20,000 shares of our common stock. The loan is represented by a promissory note and secured by a pledge of the stock purchased with the loan proceeds. The note is due and payable on August 1, 2005 and it bears interest at the applicable federal rate per year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee currently consists of Dr. Drews, Dr. Rudnick and Mr. Wright. Prior to the formation of the compensation committee, the board of directors as a whole performed the functions typically assigned to a compensation committee. Both Dr. Ruano and Mr. Rakin participated in the board's deliberations concerning compensation of officers other than themselves. No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

    See "Certain Relationships and Related Transactions" above for a description of Dr. Rudnick's and Mr. Wright's affiliations with two of our stockholders.

STOCK PERFORMANCE GRAPH

    The following graph shows a comparison of the cumulative total stockholder returns on our common stock over the period from August 2, 2000 (the first trading day of our common stock) to December 31, 2000 as compared with that of the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Pharmaceuticals Index. The graph assumes $100 invested on August 2, 2000 in our common stock, the Nasdaq Stock Market Index (U.S. companies) and the Nasdaq Pharmaceuticals Index, with all dividends, if any, being reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            GENAISSANCE PRICE               100  138.91  128.79  148.64  121.4  112.06
Nasdaq Stock Market (U.S. Companies) Index  100  115.27   100.3   92.02  70.94   67.21
Nasdaq Pharmaceuticals Index                100  113.12  111.61  100.92  89.11   92.93

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of our board of directors establishes the compensation policies for our executive officers, including reviewing the performance of the Chief Executive Officer and President. The Committee met 4 times during 2000.

    The Compensation Committee Report set forth below describes the compensation policies applicable to our executive officers, including Dr. Gualberto Ruano, our Chief Executive Officer, during 2000.

    OVERALL POLICY. Our executive compensation program is designed to be closely linked to corporate performance. To this end, we have developed an overall compensation strategy and a specific compensation plan that tie a portion of executive compensation to our success in meeting specified performance goals. In addition, through the use of stock options, we ensure that a part of each executive's compensation is closely tied to appreciation in our stock price. The objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions as well as corporate technical and financial performance.

    We determine the compensation of all corporate officers, including the Chief Executive Officer and the four most highly compensated corporate executives named in the Summary Compensation Table. We take into account the views of our Chief Executive Officer and review a number of compensation surveys to ensure the competitiveness of the compensation we offer for the purposes of recruiting and retaining key management.

    The key elements of our executive compensation consist of base salary, bonuses and stock options. Our policies with respect to each of these elements, including the basis for the compensation awarded to our Chief Executive Officer and President in 2000, are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded to the individual, including insurance and other employee benefits.

    BASE SALARIES AND BONUSES. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry but do not utilize any particular indices or peer groups.

    Annual salary adjustments are determined by evaluating our performance and the performance of particular aspects of the business under the control of the particular executive officer. We consider financial and non-financial performance measures. Non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. No particular weight is given to any of these non-financial factors.

    The base salary for 2000 for each of the executive officers, including our Chief Executive Officer and President, was based on the performance of the individual as well as a review of compensation paid to persons holding comparable positions in other biotechnology companies. We also awarded bonuses during 2000 to certain of our executive officers based on our exceptional performance during 2000. We awarded special bonuses during 2000 to our Chief Executive Officer, President, Chief Technology Officer and Senior Vice President of Informatics in acknowledgment of their efforts during the year with respect to our capital raising activities including the consummation of our initial public offering as well as the completion of a significant collaboration.

    STOCK OPTIONS. We grant stock options to executive officers under the Amended and Restated Equity Incentive Plan. Stock options are generally granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over various periods of time, normally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and increased. Accordingly, stock option grants align the interests of executive officers and employees with those of stockholders. In determining the amount of these grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer's awards in the past.

    CONCLUSION. As described above, a very significant portion of our executive compensation is linked directly to individual and corporate performance and stock appreciation. We intend to continue the policy of linking executive compensation to our performance and returns to stockholders, recognizing that the ups and downs of the financial markets from time to time may result in an imbalance for a particular period.

                                          By the Compensation Committee,

                                          Jurgen Drews, M.D.
                                          Seth Rudnick, M.D.
                                          Christopher Wright

                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain compensation information for our Chief Executive Officer and each other executive officer whose salary and bonus for the year ended December 31, 2000 exceeded $100,000. We refer to these persons as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                        ANNUAL COMPENSATION           COMPENSATION
                                                 ----------------------------------   ------------
                                                                                       SECURITIES
         NAME AND PRINCIPAL                                            OTHER ANNUAL    UNDERLYING     ALL OTHER
              POSITION                  YEAR      SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
------------------------------------  --------   --------   --------   ------------   ------------   ------------
Gualberto Ruano, M.D., Ph.D. .......    2000     $267,500   $175,000     $     --       400,000        $487,650(1)
  Chief Executive Officer               2000           --    341,000(2)         --           --              --
                                        1999      225,000         --       24,942(3)         --           2,500(4)

Kevin Rakin ........................    2000      243,750    175,000           --       400,000         162,650(5)
  President and Chief Financial         2000           --    341,000(2)         --           --              --
  Officer                               1999      205,000         --           --            --           2,500(4)

Kenneth B. Kashkin, M.D. ...........    2000       88,542(6)   42,000(2)         --     200,000              --
  Executive Vice President,             1999           --         --           --            --              --
  Chief Medical Officer

Gerald F. Vovis, Ph.D. .............    2000      192,500     50,000           --        45,000           2,650(7)
  Senior Vice President,                2000           --     95,100(2)         --           --              --
  Chief Technology Officer              1999      131,753(7)       --      41,619(8)    100,000              --

Richard S. Judson, Ph.D. ...........    2000      170,000     50,000           --        70,000           2,650(4)
  Senior Vice President of              2000           --     76,400(2)         --           --              --
  Informatics.......................    1999       94,231(9)       --          --        50,000             520(4)

--------------------------

(1) Includes a $2,650 contribution to our 401(k) plan made on behalf of Dr. Ruano to match the deferral contributions made by him to the plan and a $485,000 outstanding loan balance Dr. Ruano owed to us in connection with a promissory note issued to him in August 1998 for $325,000 and a promissory note issued to him in August 2000 for $160,000. The note issued in August 1998 was formally forgiven upon the completion of our initial public offering and the note issued in August 2000 was formally forgiven at the end of 2000.

(2) This bonus represents a one-time event acknowledging the efforts of these executive officers during 2000 with respect to our capital raising activities including our initial public offering as well as the completion of our first HAP 2000 partnership agreement.

(3) Consists of $19,500 of interest forgiven on note payable to us and $5,442 related to auto allowance, life insurance, and disability insurance.

(4) Consists of contributions to our 401(k) plan made on behalf of the named executive officers to match the deferral contributions made by each to the plan.

(5) Includes a $2,650 contribution to our 401(k) plan made on behalf of Mr. Rakin to match the deferral contributions made by him to the plan and a $160,000 outstanding loan balance Mr. Rakin owed to us in connection with a promissory note issued to him in April 2000 for $160,000 which was formally forgiven at the end of 2000.

(6) Dr. Kashkin joined us in August 2000.

(7) Dr. Vovis joined us in April 1999.

(8) Consists of $37,057 related to reimbursed moving expenses and $4,562 related to life insurance and disability insurance.

(9) Dr. Judson joined us in February 1999.

STOCK OPTION GRANTS

    The following table contains certain information regarding stock option grants during the twelve months ended December 31, 2000 by us to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF     % OF TOTAL                             ASSUMED ANNUAL RATES OF STOCK
                                    SECURITIES     OPTIONS                               PRICE APPRECIATION FOR OPTION
                                    UNDERLYING    GRANTED TO    EXERCISE                            TERM(1)
                                     OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------------
NAME                                 GRANTED     FISCAL YEAR      SHARE        DATE           5%              10%
----                                ----------   ------------   ---------   ----------   -------------   -------------
Gualberto Ruano, M.D., Ph.D.......  400,000(2)       23.7%       $12.00       4/9/10      $1,715,579      $5,574,970
Kevin Rakin.......................  400,000(2)       23.7         12.00       4/9/10       1,715,579       5,574,970
Kenneth B. Kashkin, M.D...........  200,000(3)       11.8         12.00       8/1/10         857,789       2,787,485
Gerald F. Vovis, Ph.D.............   25,000(4)        1.5         10.00       4/9/10         157,224         398,436
                                     20,000(5)        1.2         12.00      7/31/10          85,779         278,748
Richard S. Judson, Ph.D...........   50,000(6)        3.0         10.00       4/9/10         314,447         796,871
                                     20,000(5)        1.2         12.00      7/31/10          85,779         278,748

--------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionees is possible without an increase in price of the common stock, which will benefit all stockholders proportionately. The potential realizable values are calculated on the basis of a fair market value of our common stock on the date the options were granted of $10.00 per share as determined by our board of directors and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

(2) In April 2000, we granted Dr. Ruano and Mr. Rakin each an option to purchase 400,000 shares of common stock at an exercise price of $12.00 per share. These options vest quarterly over a six year period with the ability to be accelerated upon the achievement of certain milestones.

(3) In August 2000, we granted Dr. Kashkin the option to purchase 200,000 shares of common stock at an exercise price of $12.00 per share. Ten percent of these options vested immediately and the remainder vests quarterly over a four year period.

(4) In April 2000, we granted Dr. Vovis an option to purchase 25,000 shares of common stock at an exercise price of $10.00 per share which vests over four years.

(5) In July 2000, we granted Drs. Vovis and Judson each an option to purchase 20,000 shares of common stock at an exercise price of $12.00 per share. These options vested immediately.

(6) In April 2000, we granted Dr. Judson an option to purchase 50,000 shares of common stock at an exercise price of $10.00 per share which vests over four years.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 2000 and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 2000.

                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL YEAR-       IN-THE-MONEY OPTIONS AT
                                       SHARES                             END                   FISCAL YEAR-END(1)
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                  EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Gualberto Ruano, M.D., Ph.D.                --          --      127,776        372,224       1,592,658      5,655,342
Kevin Rakin........................         --          --      127,776        372,224       1,592,658      5,655,342
Kenneth B. Kaskhin, M.D............     20,000           0        9,166        170,834          54,996      1,025,044
Gerald F. Vovis, Ph.D..............      6,250      94,531       59,453         79,297         678,986      1,047,264
Richard S. Judson, Ph.D............         --          --       41,874         78,126         382,492        887,508

------------------------

(1) Based on the difference between the option exercise price and the closing price of the underlying common stock on December 29, 2000 of $18.00 per share.

DIRECTOR COMPENSATION

    During 2000, directors who attended a meeting held in September and a meeting held in November received $1,500 for their attendance. The members of the compensation committee received $500 for attending a meeting that was held in September. Dr. Drews, as chairman of the board, received a non-accountable expense allowance of $30,000 for 2000 and in January 2001 received a payment of $15,000 for his service to us as our chairman during the fourth quarter of 2000. He will receive $60,000 per year on a quarterly basis, plus expenses, for serving as our chairman during 2001. Mr. Penner received $1,000 per board meeting he attended during 2000, except for the September and November meetings for which Mr. Penner received $1,500 for his attendance. We have agreed to pay each board member $10,000 per year on a quarterly basis for their service to us on our board of directors. The first payment pursuant to this agreement was made in the beginning of 2001 for the directors' service to us as board members during the fourth quarter of 2000. Board members are also reimbursed for expenses in connection with attendance at board of directors and committee meetings.

    Directors are eligible to participate in our stock plan. On October 1 of each year, each non-employee director receives an automatic grant of an option to purchase 5,000 shares of our common stock. In addition, upon initial election to the board, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of common stock, except for our chairman, Dr. Drews, who received an initial grant of an option to purchase 25,000 shares of common stock. The options granted upon initial election and the options granted annually become exercisable quarterly over four years, so long as the director remains in office. The options have a term of ten years and an exercise price equal to the closing price of the common stock as reported by the Nasdaq National Market on the date of grant. As of March 30, 2001, we had granted options to purchase 110,000 shares of common stock to our non-employee directors, which includes the initial grant to Dr. Drews.

STOCK OPTION PLAN AND STOCK PURCHASE PLAN

    The following is certain information relating to our equity compensation plans under which officers and/or directors may acquire shares of common stock. These plans were approved by our stockholders prior to our initial public offering and, therefore, we are not soliciting any votes with respect to these plans. The closing price of our common stock on March 30, 2001 as reported by the Nasdaq National Market was $8.0625.

STOCK OPTION PLAN

    Our stock option plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1985, as amended, and nonqualified stock options for the purchase of an aggregate of 3,557,375 shares of common stock, subject to adjustment for stock splits and similar capital changes. Employees, and, in the case of non-qualified stock options, directors, consultants or any affiliate, as defined in the plan are eligible to receive grants under the plan. The board of directors has appointed the compensation committee to administer the plan. As of March 31, 2001, we had options outstanding to purchase 2,496,337 shares of common stock under the stock option plan. Based on the number of options outstanding on March 31, 2001 and 185,318 shares issued as of March 31, 2001 upon stock option exercises, there are 875,720 shares available for issuance for future grants under the stock option plan.

    ADMINISTRATION AND ELIGIBILITY

    The plan is administered by the compensation committee of board of directors. The compensation committee consists of not less than two members of our board of directors, each of whom is a "Non-Employee Director," as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Committee members are appointed annually by the board of directors, which may add members, remove members and fill vacancies on the compensation committee.

    Within the limits of the plan, the compensation committee has discretion to determine the times at which and the individuals to whom awards will be granted and the terms and conditions upon which such awards will be granted, including the types of awards to be granted, the number of shares of common stock covered by each award, the price, if any, and method of payment for each award, the duration of each award, and the time or times during its term at which all or portions of each award will be exercisable. Subject to certain limitations, the compensation committee may delegate to one or more of our executive officers the power to make awards to individuals who are not reporting persons or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time. "Reporting persons" are our executive officers and directors who are subject to the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act.

    The compensation committee may establish such rules and procedures for the administration of the plan, make such determinations and interpretations with respect to the plan or awards made thereunder and include such further terms and conditions in awards granted under the plan as it deems advisable. The decisions of the compensation committee are final.

    FEDERAL INCOME TAX CONSEQUENCE RELATING TO STOCK OPTIONS

    A participant will not realize taxable income upon the grant or exercise of an incentive stock option, or "ISO." If the participant does not dispose of the common stock acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise, then (a) upon sale of such common stock, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain and any loss will be long-term capital loss and (b) no deduction will be allowed to us for federal income tax purposes. The excess of the fair market value of the common stock on the date of exercise over the exercise price will be included in "alternative minimum taxable income" for the purpose of calculating the alternative minimum tax in the year of exercise.

    If common stock acquired upon the exercise of an ISO is disposed of before the expiration of two years after the date of grant of the option and one year after the date of exercise of the option, then (a) the participant realizes ordinary income in the year of disposition in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise (or, if less, the amount realized on the sale), and we will be entitled to deduct such amount, and (b) any further gain realized will be taxed as short-term or long-term capital gain depending upon how long the stock was held, with no further deduction by us. Special rules apply if all or a portion of the exercise price of the ISO is paid by delivery of previously acquired common stock.

    The special ISO tax treatment described above only applies to the extent that the options first becoming vested in any year do not represent the right to buy more than $100,000 worth of stock (determined by multiplying the number of option shares by the exercise price). Any excess over the $100,000 for any year would be treated as nonstatutory options.

    NONSTATUTORY STOCK OPTIONS

    A participant will not realize taxable income upon the award of a nonstatutory stock option. On the exercise of a nonstatutory stock option
(a) the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise, and (b) we will be entitled to deduct that amount, subject to satisfaction of applicable withholding requirements. When the stock is sold, gain or loss after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the stock was held, with no further deduction by us.

EMPLOYEE STOCK PURCHASE PLAN 2000

    The board of directors adopted the employee stock purchase plan on April 18, 2000, and the stockholders approved it in July 2000. Under the employee stock purchase plan, employees may purchase shares of common stock at a discount from fair market value. We have reserved 250,000 shares of common stock for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The compensation committee also determines the frequency and duration of individual offerings under the plan and the dates when employees may purchase stock. Eligible employees participate voluntarily and may withdraw from any offering at any time before they purchase stock. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering will not be less than 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and employees may pay through payroll deduction, periodic lump sum payments or a combination of both. The purchase plan terminates on April 18, 2010. As of March 31, 2001, we had not issued any shares of common stock under the purchase plan.

    In accordance with Section 423 of the Code, no employee may subscribe for shares under the purchase plan if, immediately after having subscribed, the employee would own a 5% or more of our voting stock (including other options), nor may an employee buy more than $25,000 worth of stock (determined by the fair market value of the common stock at the time the offering begins) through the purchase plan in any calendar year. The compensation committee has also imposed additional restrictions on participation under the plan.

    Federal income tax consequences of the purchase plan participation are as follows. Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the purchase plan. If a participant does not dispose of shares purchased under the purchase plan within two years from the offering commencement date or within one year from the purchase date, upon sale of such shares 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income, with any additional gain taxed as long-term capital gain, and any loss sustained taxed as long-term capital loss. We may not take a deduction for Federal income tax purposes. If the participant dies at anytime while owning shares purchased under the plan, then (a) 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death and (b) no deduction is allowed to us for Federal income tax purposes. If shares of common stock purchased under the purchase plan are disposed of before the expiration of the two-year and one-year holding periods described above, the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of purchase (or, if less, the amount realized on sale of such shares) over the purchase price thereof, and we will be entitled to deduct such amount. Any further gain realized would be taxed as a short-term or long-term capital gain and would not result in any deduction by us.

401(K) PLAN

    We have a 401(k) defined contribution retirement plan covering substantially all full-time employees. We match 25% of employee contributions up to 8% of employee compensation.

EXECUTIVE EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with each of Dr. Ruano, Mr. Rakin, Dr. Vovis, Dr. Judson and Dr. Kaskhin.

    The employment agreement with Dr. Ruano, our Chief Executive Officer, was entered into as of August 24, 1998 and provides for his employment through August 31, 2003. The agreement is automatically renewed for successive one year terms thereafter, unless terminated by either party. The agreement provides for a salary of $225,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. On the date the agreement became effective, we granted Dr. Ruano a cash retention bonus of $150,000 and an option to purchase 100,000 shares of our common stock at $1.38 per share, with accelerated vesting upon the termination of the agreement under certain circumstances or a change of control. If we terminate Dr. Ruano without cause, he is entitled to his base salary for twelve months following the time of the termination. If we terminate Dr. Ruano following a change of control, we are obligated to pay him a lump sum equal to three hundred percent of his salary as in effect at the time of the termination. For purposes of his employment agreement, a change of control occurs if one person or entity acquires control of 35% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger. For the purposes of the acceleration of the vesting of his stock options, a change of control occurs if one person or entity acquires control of 50% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger.

    The employment agreement with Mr. Rakin, our President, Chief Financial Officer and Treasurer, was entered into as of August 24, 1998 and provides for his employment through August 31, 2003. Thereafter, the agreement is automatically renewed for successive one year terms, unless terminated by either party. The agreement provides for a salary of $205,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount in the board of directors' discretion. On the date the agreement became effective, we granted Mr. Rakin a cash retention bonus of $150,000 and an option to purchase 100,000 shares of our common stock at $1.38 per share, with accelerated vesting upon the termination of the agreement under certain circumstances or upon a change of control. If we terminate Mr. Rakin without cause, he is entitled to his base salary for twelve months following the time of the termination. If we terminate Mr. Rakin following a change of control, we are obligated to pay him a lump sum equal to three hundred percent of his salary as in effect at the time of the termination. For purposes of his employment agreement, a change of control occurs if one person or entity acquires control of 35% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger. For the purposes of the acceleration of the vesting of his stock options, a change of control occurs if one person or entity acquires control of 50% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger.

    The employment agreement with Dr. Vovis, our Senior Vice President and Chief Technology Officer, was entered into as of April 15, 1999 and provides for his employment through April 15, 2003. Thereafter it will be renewed for successive one year terms unless terminated by either party. The agreement provides for a salary of $185,000 per year, subject to periodic increases and annual performance based bonuses to be awarded in amounts to be determined by Dr. Ruano acting in his sole discretion. We granted Dr. Vovis an option to purchase 100,000 shares of our common stock at $3.00 per share, with accelerated vesting upon a change of control. If we terminate Dr. Vovis without cause, or if Dr. Vovis terminates the agreement under certain circumstances, we are obligated to pay him his salary for a period of six months following the date of such termination. For the purposes of the acceleration of the vesting of his stock options, a change of control occurs if one person or entity acquires control of 50% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger.

    The employment agreement with Dr. Judson, our Senior Vice President of Informatics, was entered into as of November 16, 1999. The agreement provides for him to be paid a base salary of $125,000 per year, subject to merit and performance based bonuses to be paid in amounts and at times at the discretion of Dr. Ruano. Under this agreement, Dr. Judson was granted the option to purchase 50,000 shares of our stock at $3.00 per share, with accelerated vesting upon a change of control. For the purposes of the acceleration of the vesting of his stock options, a change of control occurs if one person or entity acquires control of 50% or more of our stock, there is a change of control of the board of directors, we sell substantially all of our assets or are the disappearing party in a merger.

    The employment agreement with Dr. Kashkin, our Executive Vice President and Chief Medical Officer, was entered into as of September 21, 2000 and provides for his employment through September 21, 2004. Thereafter it will be renewed for successive one-year terms unless terminated by either party. The agreement provides for a base salary of $250,000 per year, subject to periodic increases and annual performance based bonuses to be awarded in amounts to be determined by Dr. Ruano acting in his sole discretion. If we terminate Dr. Kashkin without cause or he terminates the agreement under certain circumstances, we are obligated to pay him his base salary for a period of one year following the termination, cause all of his options to vest immediately and forgive any outstanding loans owed by him to us.

REPORT OF THE AUDIT COMMITTEE

    In the course of its oversight of our financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management our audited financial statements for the fiscal year ended
December 31 2000, (ii) discussed with Arthur Andersen LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, discussed with the auditors their independence, and considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence.

    Based on the foregoing review and discussions, the Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          By the Audit Committee,

                                          Christopher Wright (Chair)
                                          Harry H. Penner, Jr.
                                          Michael Lytton

OTHER MATTERS

    The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

DEADLINE FOR STOCKHOLDER PROPOSALS

    In order for a stockholder proposal to be considered for inclusion in our proxy materials for the Annual Meeting of Stockholders, we must receive it at Five Science Park, New Haven, Connecticut 06511 no later than December 28, 2001.

    In addition, our Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to our Secretary as described in the Bylaws. To be timely for the 2002 Annual Meeting (assuming our 2002 Annual Meeting of Stockholders is not more than 30 days before or after May 22, 2002), proposals must be received no later than the close of business on March 8, 2002 (the date 75 days before the anniversary of the 2001 Annual Meeting).

INFORMATION CONCERNING AUDITORS

    The firm of Arthur Andersen LLP, independent accountants, examined our financial statements for the year ended December 31, 2000. The board of directors has appointed Arthur Andersen LLP to serve as our independent auditors for its fiscal year ending December 31, 2001. Representatives of Arthur Andersen LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

    The fees for services provided by Arthur Andersen LLP to us in 2000 were as follows:

Audit Fees:                                   $100,000
All Other Fees:                               $405,000

EXPENSES OF SOLICITATION

    We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.

    IN ADDITION TO OUR ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF THE COMMON STOCK MAY OBTAIN A COPY OF OUR
FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF OUR
FORM 10-K SHOULD BE ADDRESSED TO PUBLIC AFFAIRS DEPARTMENT, GENAISSANCE PHARMACEUTICALS, INC., FIVE SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511.

                                                                      APPENDIX A

                       GENAISSANCE PHARMACEUTICALS, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

    The principal purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by reviewing the financial reports and other financial information provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit process.

    In discharging its oversight role, the Committee is granted the power to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

    The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. The Board and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor.

    This Charter shall be reviewed for adequacy on an annual basis by the Committee and, to the extent necessary, the Board.

MEMBERSHIP

    The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Nasdaq Audit Committee Requirements. Accordingly, all of the members will be directors:

    - Who have no relationship to the Company that may interfere with the exercise of their independent judgment in carrying out the responsibilities of a director; and

    - Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

    In addition, at least one member of the Committee will have accounting or related financial management expertise.

KEY RESPONSIBILITIES

    In carrying out its oversight role, the Committee shall perform the following functions, which are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

    - The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

    - As a whole, or through the Committee chair, the Committee shall, to the extent necessary, review with the outside auditor, prior to filing with the Securities and Exchange Commission, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

    - The Committee shall periodically discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.

                                       A1

    - The Committee shall obtain from the outside auditor at least annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard
      No. 1, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence, and take or recommend that the Board take appropriate action to oversee the independence of the outside auditor.

    - The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

    - The Committee shall prepare the report required by the Securities and Exchange Commission to be included in the annual proxy statement.

    The Committee's role is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The preparation of the Company's financial statements is the responsibility of the Company's management and the outside auditor is responsible for auditing the financial statements.

                                       A2

                              (FRONT OF PROXY CARD)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        GENAISSANCE PHARMACEUTICALS, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 22, 2001

         The undersigned stockholder of Genaissance Pharmaceuticals, Inc. (the "Company") hereby appoints Kevin Rakin and Jean Bernardi and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 22, 2001, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.



         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.





                        PLEASE SIGN AND MAIL PROXY TODAY






                         MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE  [ ]



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)





                                                            [SEE REVERSE SIDE]

                             (REVERSE OF PROXY CARD)



[ X ] PLEASE MARK YOUR VOTES AS THIS EXAMPLE.



                                                FOR                WITHHELD

                                            All nominees       For all nominees



1.    Proposal to elect directors              [   ]                [   ]



      FOR, except withheld from the following nominee(s):

      ___________________________________________


         Nominees:         Harry H. Penner, Jr.

                           Michael Lytton



Signature:                                         Date:
          ---------------------------------              -----------------------





Signature:                                         Date:
          ---------------------------------              -----------------------





NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.